UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Commencing May 6, 2013, OraSure Technologies, Inc. sent the following communication to certain stockholders:

May 6, 2013

Re:	OraSure Technologies, Inc. (“OraSure” or the “Company”)
2013 Annual Meeting of Stockholders – Supplemental
Information Regarding the Advisory Vote to Approve
Compensation of the Company’s Named Executive Officers

Dear Stockholder:

At the 2013 Annual Meeting of Stockholders, the Company’s stockholders will vote on a nonbinding proposal to approve the compensation of the Company’s named executive officers. The Company requests that you vote FOR the proposal, as the Company’s Board of Directors has unanimously recommended.

The proxy advisory firms of ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recently issued reports recommending that our stockholders vote against this proposal.

As summarized below and described further in this letter and in the section entitled “Executive Compensation” in the Company’s 2013 Proxy Statement (the “2013 Proxy Statement”), we strongly disagree with ISS and Glass Lewis:

•

ISS and Glass Lewis largely ignore the significant strategic accomplishments by the Company (particularly the clinical development, FDA approval and commercial launch of the OraQuick® In-Home HIV test, the first and only product of its kind) which were considered in determining the compensation paid to Douglas A. Michels, our CEO.

•	Our long-term incentive equity awards are in fact performance-based, even though they vest with the passage of time.

•

The heavy reliance on total shareholder return (“TSR”) for one year is misleading. TSR should be compared to changes in Mr. Michels’ realizable compensation to properly assess our pay-for-performance proposal.

•	Our peer group consists of comparable companies in the medical diagnostics field and provides a reasonable source for benchmarking our compensation program.

•	ISS and Glass Lewis ignore the actions we have recently taken to bring our compensation program more in line with best practices.

Our Compensation Appropriately Reflects Our Strategic Achievements

ISS and Glass Lewis contend there is a misalignment between executive pay and performance based essentially upon the sole metric of total shareholder return (“TSR”) generated by the Company during 2012. Their contentions, however, fail to fully recognize the significant strategic milestones achieved by the Company’s management and the investment required to attain those milestones.

As explained in detail in our 2013 Proxy Statement, the three main components of our executive compensation are annual base salary, annual incentive cash bonuses awarded under our Management Incentive Plan (“MIP”) and annual equity awarded under our Long-Term Incentive Plan (“LTIP”). Under applicable disclosure rules, the executive compensation described in our 2013 Proxy Statement reflects compensation awarded for management performance during both 2011 and 2012.

Base salary levels and equity awards received during 2012 were determined based on performance during 2011. The principal 2011 accomplishments underlying this compensation included the successful acquisition of DNA Genotek, Inc. (“DNAG”) for approximately US $53 million, the successful completion of the final phase of clinical testing and submission to the U.S. Food and Drug Administration (“FDA”) of all modules to our pre-market authorization (“PMA”) application for the Company’s OraQuick® In-Home HIV test, development of sales, advertising, manufacturing and logistic strategies for commercializing the OraQuick® In-Home HIV test, and receipt of PMA approval of a fingerstick whole blood claim and a CLIA (Clinical Laboratory Improvement Amendments of 1988) waiver for the OraQuick HCV test.

Incentive cash bonuses reported in the 2013 Proxy Statement were made under the 2012 MIP and were based on performance during 2012. The overriding strategic achievement affecting MIP bonus pool funding and individual awards was the receipt of FDA approval of the OraQuick® In-Home HIV test in 2012, the first HIV in-home test of its type. Other significant factors considered by our Board of Directors (the “Board”) and the Compensation Committee in determining the 2012 bonus pool included the successful commercial launch of the OraQuick® In-Home HIV test and the addition of $14.3 million in revenue from the first full year of operation by DNAG.

By any measure, these strategic accomplishments were significant. The OraQuick® In-Home HIV test is the first rapid infectious disease test and the only rapid HIV test that has ever been approved by the FDA for use by consumers. We believe this product will have a significant impact on public health by expanding the opportunities for individuals to be tested and learn their HIV status. Similarly, the OraQuick® HCV test is the first and only rapid hepatitis C test to receive FDA approval in professional settings. In light of the recommendations of the Centers for Disease Control and Prevention that baby boomers (who total approximately 80 million) get tested for HCV due to higher risk factors, we believe this product can also provide significant health benefits. Finally, the DNAG acquisition in August 2011 represented our most significant strategic transaction since OraSure was formed in 2000 and represents an important entrée into the molecular diagnostics market. All three accomplishments represent potentially significant revenue opportunities for the Company.

Not surprisingly, during the past several years the Company’s financial position has been negatively impacted, by the cost of these strategic projects. For example, we have spent $16.9 million and $19.4 million for the extensive clinical programs required to gain approval of the OraQuick® In-Home HIV test and OraQuick® HCV test, respectively. These programs have significantly impacted our short-term financial performance. In addition, the Company’s base business, which consists principally of its OraQuick® professional products, has been and continues to be negatively affected by economic and competitive conditions which are unrelated to management performance. As has been widely reported and disclosed in the Company’s SEC filings, the difficult economic climate has significantly impacted many of our customers’ ability to purchase products, particularly in the public health market which heavily relies on state and local government funding.

In reaching the compensation decisions reported in our 2013 Proxy Statement, the Board and Compensation Committee chose to reward management for the significant strategic achievements described above and decided that management should not be unduly penalized for the Company’s short-term financial performance. We believe those compensation decisions were entirely appropriate and are consistent with the long-term interests of the Company and its stockholders. The ISS and Glass Lewis recommendations appear to ignore the importance of these strategic achievements and, for this reason alone, should be rejected.

The Company’s Executive Compensation is Performance-Based

The ISS and Glass Lewis reports assert that the Company’s executive compensation is not sufficiently performance-based and, in particular, criticize the incentive equity awards made to executives because they utilize time-vesting. We strongly disagree with these criticisms.

As explained in our 2013 Proxy Statement, equity awards under the LTIP are made on the basis of a number of factors, including the executive’s individual performance against previously established objectives for the applicable year. Dollar target ranges for the awards have been established for our CEO and the other named executive officers (“NEOs”) based on an assessment of equity awards at comparable medical diagnostic companies. If an executive fails to achieve at least a “Meets Expectations” performance rating, that executive would not be eligible for an equity award except in the sole discretion of the Board or Compensation Committee. Thus, whether an executive receives any equity award for a given year is based on prior year performance.

Moreover, we have historically granted a combination of both stock options and restricted shares to management. Awards currently are made 60% in stock options and 40% in restricted shares. The ISS and Glass Lewis reports fail to recognize that stock options, by their nature, are performance-based. An executive receiving a stock option will not realize any value or compensation from the award unless the market value of the Company’s common stock rises above the exercise price. Compensation to our executives through the use of stock options is clearly tied to the performance of the Company and the value we deliver to our stockholders.

The Board and Compensation Committee have decided to also include restricted shares as part of the annual equity awards. The Board and Compensation Committee believe that retaining qualified executives is an important goal of our compensation program and that regular awards of restricted shares, with time-based vesting, strike an appropriate balance between retention and providing additional long-term performance incentives.

During the past several years, the mix of restricted shares and stock options awarded to executives has shifted from 40 percent stock options and 60 percent restricted shares to 60 percent stock options and 40 percent restricted stock. The purpose of this shift is to make the overall equity award even more performance-based. In addition, these awards vest over a three to four year period, thereby further aligning the interests of our executives with those of our stockholders.

Significantly, despite their criticisms, neither ISS nor Glass Lewis discussed the cash bonuses awarded for 2012 performance. As explained in our 2013 Proxy Statement, funding under the 2012 MIP was dependent on whether the Company achieved specific financial targets for consolidated revenues and operating performance objectives for 2012, along with certain business objectives related to the commercialization of the OraQuick® In-Home HIV test and expanding sales of the OraQuick® HCV test. Because the Company did not meet the threshold performance levels for consolidated revenues or operating performance, no bonus pool funding was provided for either objective. These financial objectives accounted for 60% of the potential bonus pool funding for 2012.

The Use of Total Stockholder Return (TSR) by ISS and Glass Lewis is Misleading

In criticizing the Company’s performance, both ISS and Glass Lewis provide measures of TSR over one, three and five-year periods ending December 31, 2012. However, the use of TSR in this manner, especially for a one-year period, is misleading and creates a mismatch of data.

As explained previously, the compensation reported in our 2013 Proxy Statement includes equity awards based on 2011 performance and cash bonuses based on 2012 performance, as required under the proxy disclosure rules. During 2011, our stock price rose from $6.01 on January 3, 2011 to $9.11 on December 30, 2011, the last trading day of the year. This represents a positive return to stockholders of more than 58%. The equity awards received in 2012 by Mr. Michels and the other NEOs occurred in January 2012, or immediately after a year in which the value delivered to our stockholders significantly increased. By relying so heavily on TSR for 2012, the ISS and Glass Lewis reports mismatch TSR data with performance unrelated to the equity awards made during 2012.

More importantly, the reliance on one-year TSR without adjusting Mr. Michels’ compensation results in further inconsistency. TSR reflects the change in our stock price over a defined measurement period and represents the return to stockholders as if they liquidated their holdings at the end of that period, i.e. December 31, 2012. However, the equity awards criticized by ISS and Glass Lewis are valued based on our stock price on the grant date, which occurred earlier in 2012. No adjustments are made to the value of the equity awards to reflect subsequent changes in our stock price. In effect, ISS and Glass Lewis allow the stock price to fluctuate for purposes of TSR but not when measuring the compensation paid to our executives.

A more appropriate assessment of pay-for-performance would be to compare TSR to the “realizable” value of the compensation paid to executives. In so doing, the value of equity awards would be determined based upon their intrinsic value at the end of 2012 as is the case when calculating TSR. The following table compares TSR for each of the years 2010, 2011 and 2012 with the realizable compensation paid to Mr. Michels for each of those periods. Realizable compensation for each year includes (i) Mr. Michels’ actual base salary and any cash bonuses received during that year as reported in our 2013 Proxy Statement, (ii) the value of restricted shares received during the applicable year valued at the $7.18 closing price of our stock on December 31, 2012, and (iii) the “in-the-money” value of stock option awards received during the year. The “in-the-money” value represents the difference between the $7.18 closing price of our stock on December 31, 2012 and the exercise price for such option, multiplied by the number of shares subject to the option awarded to Mr. Michels.

As shown in the above table, Mr. Michels’ realizable compensation of approximately $1.6 million in 2011 was reduced to approximately $1.0 million in 2012, or by 37%, which exceeds the reduction in TSR over the same period. Because the options granted to Mr. Michels in 2012 had an exercise price in excess of the closing price of our stock on December 31, 2012, Mr. Michels 2012 options had no realizable value as of year end. Consequently, Mr. Michels’ realizable compensation for 2012 was significantly lower than the level reported in our 2013 Proxy Statement because of changes to our stock price, consistent with the reduction in TSR. We believe the foregoing table provides a more accurate description of our pay-for-performance.

Certain Other ISS Criticisms Are Without Merit

ISS asserts that the Company provided no rationale for its decision earlier this year to increase Mr. Michels’ equity award targets under the LTIP for performance beginning in 2013. This simply is not true. As described in the Company’s Current Report on Form 8-K filed April 4, 2013, that change was adopted to align Mr. Michels’ targets “more closely with compensation levels at comparable medical diagnostics and healthcare companies,” based on advice and data from the Company’s peer group of companies provided by the independent compensation consultant (Pearl Meyer & Partners) engaged by the Compensation Committee.

ISS also criticizes the peer companies selected by the Company because of the “presence of multiple outsized peers exceeding two times the company’s revenue . . .” This criticism is also unwarranted for the simple reason that we often must recruit from larger companies in order to obtain executives with the skill sets and experience required by our business. The Company’s peer group is in fact more closely aligned with OraSure and useful for benchmarking purposes than the groups used by ISS and Glass Lewis because it predominantly consists of other medical diagnostics companies.

Other Relevant Factors

Finally, we believe the following additional features of our compensation program should be considered in evaluating our say-on-pay proposal, none of which seems to have been seriously considered by ISS or Glass Lewis:

•

We have adopted a “value transfer” methodology under which long-term incentive equity awards are targeted at market-based dollar values rather than absolute numbers of restricted stock or option shares. This approach avoids volatility in the value of equity awards resulting from short-term movements in the price of our Common Stock and better aligns the Company’s practices with industry standards.

•

The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at a peer group of comparable medical diagnostic and healthcare companies.

•

Our Board recently adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee may recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

•

Messrs. Michels and Spair, and each non-employee member of the Board, are subject to stock ownership guidelines, measured as a multiple of annual base salary or cash fees, as applicable. In addition, each of these individuals is required to retain 25% of the shares received upon the vesting of restricted shares or the exercise of stock options until that individual complies with the applicable ownership multiple.

•

Our Stock Award Plan, under which LTIP equity awards are made to executives and Board members, was recently amended to prohibit both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.

•	The Company does not provide its executives with any perquisites that are not offered to all employees of the Company.

•	We regularly assess the risks associated with our compensation programs.

We believe the foregoing features help bring our compensation program in line with current best practices and should be considered in evaluating whether to approve our executive compensation as disclosed in the 2013 Proxy Statement.

Conclusion

For the reasons set forth above, and in further detail in our 2013 Proxy Statement, we request that our stockholders reject the recommendations contained in the ISS and Glass reports and that they vote FOR the proposal to approve the compensation of the Company’s named executive officers.

Sincerely,

OraSure Technologies, Inc.